Exhibit 99.7

Consent of Person Named to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the prospectus/proxy statement included in this Registration Statement on Form F-4 (including any amendments thereto), as a person who will become a director of the combined company, Alithya Group inc. (f/k/a 9374-8572 Québec Inc.), following the consummation of the transactions described therein, and to the filing of this consent as an exhibit to this Registration Statement (including any amendments thereto).

/s/ Dana Ungar (Ades-Landy)
Dana Ungar (Ades-Landy)

Dated: September 12, 2018